CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2009, relating to the financial statements and financial highlights which appear in the May 31, 2009 Annual Report to Shareholders of VALIC Company I, formerly known as AIG Retirement Company I, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
September 21, 2009